Exhibit 99.1

Contact:	Roy L. Morrow (216) 383-4893
Roy_Morrow@lincolnelectric.com

Lincoln Electric Acquires Wayne Trail Technologies, Inc.

•	Ohio-based manufacturer of flexible, automated systems used in a variety of metal forming, fabricating and joining industries

CLEVELAND, Ohio, U.S.A, May 17, 2012 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that it has acquired Wayne Trail Technologies, Inc., a privately held Ohio-based manufacturer of automated systems and tooling, serving a wide range of applications in the metal processing market.

“The addition of Wayne Trail Technologies strengthens our already strong position as a market leader in welding automation in North America,” said John M. Stropki, Chairman and Chief Executive Officer. “Wayne Trail brings extensive design and system building experience, and we are particularly excited about the company’s proven capabilities and continued commercial success in the area of laser welding systems.”

“We look forward to expanding our ability to serve customers in the U.S. and international markets as part of Lincoln’s broad portfolio of welding and automated solutions for its global customer base,” said David M. Knapke, President and CEO of Wayne Trail Technologies.

Wayne Trail Technologies, Inc., with headquarters and manufacturing operations in Ft. Loramie, Ohio, has annual sales of approximately $50 million and employs 162 people.

Terms were not disclosed.

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Lincoln Electric Acquires Wayne Trail Technologies	- 2 -

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 45 manufacturing locations, including operations and joint ventures in 20 countries and a worldwide network of distributors and sales offices covering more than 160 countries.

For more information about Lincoln Electric and its products and services, visit the Company’s website at http://www.lincolnelectric.com.

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of post acquisition integration efforts; and market risks and price fluctuations related to the purchase of commodities and energy. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

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